Exhibit 21.1

List of subsidiaries of the Company

Entity Name in English	Jurisdiction of Incorporation	Parent/Ownership

Sino-Global Shipping New York Inc.	New York, U.S.	Singularity Future Technology Ltd. (100% Owned)

SG Shipping & Risk Solution Inc.	New York, U.S.	Sino-Global Shipping USA Ltd. (100% Owned)

New Energy Tech Limited (“New Energy”)	New York, U.S.	Singularity Future Technology Ltd. (100% Owned)

Gorgeous Trading Ltd.	Texas, U.S.	Sino-Global Shipping USA Ltd. (100% Owned)

Singularity Future Technology Virginia Inc	Virginia, U.S.	Singularity Future Technology Ltd. (100% Owned)

Sino-Global Shipping (HK) Ltd.	Hong Kong, PRC	Singularity Future Technology Ltd. (100% Owned)

Singularity (Shenzhen) Technology Ltd. (“SGS Shenzhen”)	Shenzhen, PRC	Singularity Future Technology Ltd. (100% Owned)

Trans Pacific Shipping Ltd.	Beijing, PRC	Sino-Global Shipping USA Ltd. (100% Owned)

Trans Pacific Logistics Shanghai Ltd.	Shanghai, PRC	Trans Pacific Shipping Ltd. (90% Owned)

Artificial Intelligence Regeneration Technology Co., Ltd	Cayman Islands	Singularity Future Technology Ltd. (100% Owned)

Artificial Intelligence Regeneration Technology Co., Ltd	British Virgin Islands	Singularity Future Technology Ltd. (100% Owned)